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                                                                      Exhibit 15

Quicksilver Resources Inc.
777 West Rosedale
Fort Worth, Texas 76104

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Quicksilver Resources Inc. for the periods ended March 31, 2001 and 2000, as indicated in our report dated May 11, 2001, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, is incorporated by reference in Registration Statement No. 333-49136 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Fort Worth, Texas
May 11, 2001